Exhibit 99.1

BALQON CORPORATION
1420 240th Street
Harbor City, California

March 5, 2010

CONFIDENTIAL

6th Street Investments, LLC 5705 N. West Avenue Fresno, CA 93711 Attention: Ryan Turner

Re:	Balqon Corporation

Dear Ryan:

Reference is made to 6th Street Investments, LLC’s purchase (the “Investment”), on March 5, 2010, of $500,000 in principal of 10% Unsecured Subordinated Convertible Promissory Notes and accompanying Warrants issued by Balqon Corporation, a Nevada corporation (the “Company”), pursuant to the Company’s Confidential Private Placement Memorandum, dated  September 1, 2009 as supplemented by that certain Supplement No. 1 to Confidential Private Placement Memorandum dated January 22, 2010 (the “Memorandum”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Memorandum.

In connection with the Investment, the Company hereby grants to 6th Street Investments, LLC an option to purchase up to an additional $500,000 in principal amount of the Company’s 10% Unsecured Subordinated Convertible Promissory Notes and accompanying Warrants on or before May 15, 2010 on the terms and conditions established in the Memorandum.  You are hereby advised that on or around March 31, 2010, the Company expects that the Memorandum will be supplemented to include financial and other information with regards to the Company’s fiscal year ended December 31, 2009.

Thank you for your confidence in and support of Balqon Corporation.

Very truly yours, BALQON CORPORATION /s/ BALWINDER SAMRA Balwinder Samra President and Chief Executive Officer